EXHIBIT 10.26

                                 ROYALTY AGREEMENT

     This Agreement (the "Agreement") is made as of the 1st day of October, 1997, by and among Medical Scientific, Inc., a Massachusetts corporation having a principal place of business at 125 John Hancock Road, Taunton, Massachusetts 02780 ("MSI"), Conceptus, Inc., a Delaware corporation having a principal place of business at 1021 Howard Avenue, San Carlos, California 94070 ("Conceptus"), and Microgyn, Inc., a Massachusetts corporation and wholly owned subsidiary of Conceptus ("Microgyn"). (Conceptus and Microgyn are collectively referred to hereinafter as the "Company.")

                                     WITNESSETH

     WHEREAS, MSI and the Company are entering into that certain
Manufacturing Transition Agreement, dated as of October 1, 1997 (the "Manufacturing Transition Agreement"), pursuant to which MSI is transferring to Microgyn, and Microgyn is acquiring from MSI, certain manufacturing know-how (as more fully described in the Manufacturing Transition Agreement, the "Manufacturing Know-How"); and

     WHEREAS, in consideration for the Manufacturing Know-How, the Company is paying the Purchase Price (as defined in the Manufacturing Transition Agreement), which includes the payment of royalties as provided herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

                                     ARTICLE I

                                    DEFINITIONS

     A. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Manufacturing Transition Agreement unless the context otherwise requires.

     B. "AFFILIATE" shall mean at any time, any person or legal entity then directly or indirectly controlled by, controlling or under common control with the party with respect to which this term is associated, and shall include, without limitation, any person or legal entity which owns, either of record or beneficially, 50% or more of the voting stock of any party hereto, or 50% or more of the voting stock of which is owned by any party hereto.

     C. "REVENUE-GENERATING SHEATH" shall mean any Sheath that the Company, its Affiliates or agents sell to end-users or to distributors or resellers for sale to end-users, as evidenced by the creation of an invoice by the Company; or any Sheath otherwise transferred or disposed of for value, but not including Sheaths provided to third parties solely for demonstration purposes or for use in clinical trials.

     D.   "ROYALTY" shall have the meaning assigned to it in Article II.

     E. "ROYALTY PERIOD" shall mean the four-year period commencing on the first day following the Transfer Completion Date.

     F. "SHEATH" shall mean any disposable device that fits over an operative resectoscope and converts the resectoscope from a monopolar device into a bipolar device. The term "Sheath" includes the Products.



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                                     ARTICLE II

                                     ROYALTIES

     A. ROYALTY PAYMENTS. As part of the Purchase Price for the transfer of the Manufacturing Know-How from MSI to the Company, the Company hereby agrees to pay to MSI during the Royalty Period a royalty of three dollars ($3.00) per Revenue-Generating Sheath (the "Royalty"); provided, however, the Company shall have the right to offset any unused balance of the Excess Overhead Prepayment that is not offset against the Cash Component; provided, further, the Company shall not be obligated to pay any Royalty, and no Royalties shall accrue prior to the Transfer Completion Date.

     B.   ROYALTY REPORTS.

          1. For each calendar month during the Royalty Period, the Company shall furnish or cause to be furnished to MSI, within 20 days of the end of each calendar month, a written report showing: (i) the number of Revenue-Generating Sheaths sold, transferred or otherwise disposed of for value during such month; and (ii) the Royalties which shall have accrued hereunder in respect of such sales. The Company shall keep accurate records in sufficient detail to enable the Royalties hereunder to be determined and to be verified by MSI. All information provided pursuant to this paragraph shall be considered Confidential Information for purposes of Article IV hereof.

          2. Royalties shown to have accrued by each report shall be due and payable on the date such report is due. Payments in whole or in part may be made in advance of such due date. All royalty payments due shall be paid in U.S. dollars via wire transfer.

     C. RIGHT TO AUDIT. MSI shall have the right, once every twelve months, at its own expense, to have an independent public accountant, reasonably acceptable to the Company, examine the relevant financial books and records of account of the Company during normal business hours, upon reasonable notice, to determine or verify the number of Revenue-Generating Sheaths sold during the Royalty Period. If errors of five percent (5%) or more during a 12-month period are discovered as a result of such examination, the Company shall reimburse MSI for the reasonable expense of such examination and pay the deficiency immediately. All information audited pursuant to this paragraph shall be considered Confidential Information for purposes of Article IV hereof.

     D. PAYMENT DELAY. In case of any delay in payment by the Company to MSI not occasioned by an event described in Section H of Article VII hereof, a late payment charge of one and one-half percent (1.5%) per month, assessed from the due date of said payment, shall be due and payable by the Company without any special notice. Any payments made by the Company subsequent to the determination that a late payment charge applies, shall first be applied to the late payment charge and then to the outstanding royalty payable.

                                    ARTICLE III

                                  INDEMNIFICATION

     The Company will indemnify and hold MSI harmless from and against any and all suits, actions, losses, obligations, deficiencies, liabilities, claims, damages, cost and expenses (including court costs and reasonable attorneys' fees) which arise out of, are caused by, relate to, or result or occur from or in connection with the Company's acts or omissions in connection with its activities under this Agreement. If any claim by a third party is made against MSI and MSI intends to seek indemnification with respect thereto as set forth in this Article III, MSI will promptly give written notice to the Company of such claim. The failure of MSI to give prompt notice shall not relieve the Company of its obligations hereunder, unless such


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failure materially prejudices the defense of the claim for which indemnification is sought. The Company will have ten days after such notice is given to elect, by written notice given to MSI, to undertake, conduct and control, through counsel of its own choosing and at the Company's sole risk and expense, the good faith settlement or defense of such claim, and MSI will cooperate with the Company in connection therewith; provided MSI will be entitled to participate in such settlement or defense through counsel chosen by MSI, and the fees and expense of such counsel will be borne by MSI; and, provided further, that the Company shall not make any settlement involving the payment of money by MSI without first making available the funds needed to pay the settlement and will not make any settlement involving any injunction or similar restriction against MSI without the consent of MSI, which consent shall not be unreasonably withheld. If the Company does not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the Company fails to proceed with the good faith defense or settlement of the matter after making such election, in either such event, MSI will have the right to contest, settle or compromise the claim at its exclusive discretion, at the risk and expense of the Company to the full extent set forth above, as the case may be. The provisions of this Article III shall survive termination of the Agreement.

                                     ARTICLE IV

                                  CONFIDENTIALITY

     For purposes of this Agreement, "Confidential Information" shall mean any information of a confidential and/or proprietary nature as to which either party has acquired or, during the term of this Agreement, acquires, any interest, including, but not limited to, all discoveries, inventions, improvements and ideas related to any process, formula, machine, device, manufacture, composition of matter, plan or design, whether patentable or not, or relating to the conduct of its business which, prior to the date hereof or during the term of this Agreement, was or is disclosed to the other party. In order for any information to be deemed Confidential Information, it must be in written form and appropriately marked confidential at the time of disclosure to the other party, or alternatively, if the information is disclosed orally, it must be confirmed as confidential in writing by the disclosing party within ten days of such disclosure. Notwithstanding the foregoing, the term "Confidential Information" shall not include any information which: (i) has been published or otherwise becomes a matter of public knowledge by any means other than the receiving party's default in the observance or performance of any term or provision of this Article on its part to be observed and performed; (ii) was known to the receiving party at the time of such disclosure or as evidenced by its business records maintained in the ordinary course; (iii) is at any time disclosed to the receiving party by any person or entity not a party hereto who it believes, after reasonable inquiry, has the right to do disclose same; or (iv) is independently developed by the receiving party.

     For a period of five years from the date of this Agreement, each party will maintain the other party's Confidential Information in confidence and will not disclose the same to any person or entity not a party hereto or use the same for the benefit of any such third party. The receiving party will keep and maintain complete and accurate written records of the Confidential Information of the other party, will mark such Confidential Information with such legends as the disclosing party may reasonably direct, and will promptly deliver same to the disclosing party upon the expiration or termination hereof or at such other times as the disclosing party may request.


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                                     ARTICLE V

                           REPRESENTATIONS AND WARRANTIES

     A.   REPRESENTATIONS AND WARRANTIES OF MSI.

     MSI hereby represents and warrants to the Company the following:

          1. MSI is a corporation organized, validly existing and in corporate good standing under the laws of Massachusetts, has all requisite corporate power and authority to own and operate its property and carry on its business and is not required to qualify to do business in any other jurisdiction.

          2. The execution and delivery of this Agreement has been duly and validly authorized by all necessary corporate action on the part of MSI, and (assuming valid execution by the Company) this Agreement is a valid and binding obligation of MSI enforceable against it.

          3. As of the date of this Agreement, MSI is not a party to any lawsuit, nor is there any outstanding claim against MSI, alleging that use of the Manufacturing Know-How infringes the proprietary rights of any third party.

     B.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company hereby represents and warrants to MSI the following:

          1. Conceptus is a corporation organized, validly existing and in corporate good standing under the laws of Delaware, has all requisite corporate power and authority to own and operate its property and carry on its business and is not required to qualify to do business in any other jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, results of operations or financial condition of Conceptus. Microgyn is a corporation organized, validly existing and in corporate good standing under the laws of Massachusetts, has all requisite corporate power and authority to own and operate its property and carry on its business and is not required to qualify to do business in any other jurisdiction.

          2. The execution and delivery of this Agreement has been duly and validly authorized by all necessary corporate action on the part of each of Conceptus and Microgyn, and (assuming valid execution by MSI) this Agreement is a valid and binding obligation of each of Conceptus and Microgyn enforceable against each of them.

          3. As of the date of this Agreement, neither Conceptus nor Microgyn is a party to any lawsuit, nor is there any outstanding claim against Conceptus or Microgyn, respectively, alleging that use of the Manufacturing Know-How infringes the proprietary rights of any third party.

          4. As of the date of this Agreement, neither Conceptus nor Microgyn is a party to any agreement or understanding, oral or written, which would, in any manner, be inconsistent with the rights granted herein to MSI and neither Conceptus nor Microgyn shall enter into any agreement or understanding, oral or written, during the term of this Agreement, nor during the term of this Agreement, directly or indirectly, engage in any activity which would, in any manner, be inconsistent with the rights herein granted to MSI.


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                                     ARTICLE VI

                                TERM AND TERMINATION

          A. TERM. This Agreement shall be effective as of the Transfer Completion Date and shall continue until the end of the month following the due date of the last payment to be made by the Company to MSI hereunder unless sooner terminated in accordance with the provisions of this Agreement.

          B. Termination. This Agreement may be terminated only upon the express written consent of all of the parties hereto. Upon the expiration or termination of this Agreement, all rights and obligations of the parties hereunder shall cease except that the provisions of Articles I, III, IV, VI and VII shall survive, and any obligations of the Company to pay Royalties or other amounts to MSI which have accrued as of the date of termination or expiration shall not be affected.

                                    ARTICLE VII

                                   MISCELLANEOUS

     A. NO ASSIGNMENT. The Company shall have no right to assign any of its rights or obligations under this Agreement, other than to its successor by merger, consolidation or sale of assets, without the prior written consent of MSI, which consent shall not be unreasonably withheld.

     B. SEVERABILITY. Any provision of this Agreement which is found to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any provision contained in this Agreement shall be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as then in effect.

     C. NOTICE. All notices or other communications required or permitted to be given under this Agreement shall be in writing and will be deemed effective and given when delivered in person, sent by delivery service or by certified or registered mail, postage and certification prepaid, or sent by telecopier or facsimile with confirmation to the following addresses:

     If to MSI:               Medical Scientific, Inc.
                              125 John Hancock Road
                              Taunton, Massachusetts 02780
                              Fax:  508.880.7347
                              Attn:  President

     With a copy to:          Warner & Stackpole LLP
                              75 State Street
                              Boston, Massachusetts 02109
                              Fax:  617.951.9151
                              Attn:  Michael A. Hickey, Esq.


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     If to Microgyn:          Microgyn, Inc.
                              1021 Howard Avenue
                              San Carlos, California 94070
                              Fax:  650.508.7600
                              Attn: President

     If to Conceptus:         Conceptus, Inc.
                              1021 Howard Avenue
                              San Carlos, California 94070
                              Fax:  650.508.7600
                              Attn: President

     With a copy to:          Venture Law Group
                              2800 Sand Hill Road
                              Menlo Park, California  94025
                              Fax:  650.233.8386
                              Attn:  Michael W. Hall, Esq.

     D. COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument. In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.

     E. CAPTIONS. The captions of sections or subsections of this Agreement are for reference only and will not affect the interpretation or construction of this Agreement.

     F. WAIVERS. No waiver of any breach or default hereunder will be valid unless in a writing signed by the waiving party. No failure or other delay by either party in exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

     G. FURTHER ASSURANCES; COOPERATION. From time to time on and after the date hereof, MSI and the Company will promptly execute and deliver all such further instruments and other documents, and will promptly take all such further actions, as the other may reasonably request in order to effect or confirm the transactions hereby contemplated and to carry out the purposes of this Agreement. In addition, each of MSI and the Company will cooperate with the other in all reasonable respects relating to the transactions and relationship between the parties contemplated hereby.

     H. FORCE MAJEURE. Any delay in the performance of any of the duties or obligations of any party hereto shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay; provided, that such delay has been caused by or is the result of any act of God, acts of a public enemy, insurrections, riots, embargoes, labor disputes (including strikes, lockouts, job actions, or boycotts), fires, explosions, earthquakes, floods, shortages of material or energy or other unforeseeable causes beyond the control and without the fault or negligence of the party so affected. The party so affected shall give prompt notice to the other party of such cause, and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible.

     I. ENTIRE AGREEMENT. This Agreement and the Manufacturing Transition Agreement, together with the exhibits hereto and thereto, contain the entire understanding and agreement among the parties, and supersedes any prior understandings or agreements among them, with respect to the subject matter hereof.


                                       -6-

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     J.   GOVERNING LAW.  This Agreement will to the maximum lawful extent be governed by and interpreted and construed in accordance with the internal laws of the Commonwealth of Massachusetts, as applied to contracts made, and entirely to be performed, within Massachusetts, and without reference to principles of conflicts or choice of law.

     K. RELATIONSHIP OF PARTIES. The relationship of the Company and MSI will be one of independent contracting parties, and not that of partners, joint venturers, principal-and-agent, or otherwise. Neither the Company nor MSI will have or purport to have any right, power, or authority to bind the other.

     L. ARBITRATION. The parties agree to work together in good faith to resolve any disputes arising under or in connection with this Agreement and the transactions and relationship between the parties contemplated hereby, and to explore resolution of the dispute through methods of alternative dispute resolution. If the parties are unable to resolve a dispute, it shall be finally settled by a panel of three arbitrators, each having at least five years of experience as an arbitrator and otherwise mutually acceptable to the parties, in an arbitration administered by American Arbitration Association in accordance with the internal laws of the Commonwealth of Massachusetts (except that any dispute relating to the construction or effect of any patent shall be resolved under the applicable laws of the United States or such other jurisdiction as granted such patent). Any demand for arbitration hereunder must be made before the running of the legal statute of limitations applicable to the claim at issue. Any such arbitration shall take place in Boston, Massachusetts, unless otherwise agreed by the parties, and shall be subject to the then applicable Federal Rules of Civil Procedure. Each of the Company and MSI will be responsible for one-half of the fees and expenses of the panel of arbitrators, and all of such party's own costs and expenses, in connection with any such arbitration. Judgment upon any award rendered by the panel of arbitrators, if such award is in accordance with applicable law and the terms of this Agreement, may be entered in any court of competent jurisdiction. The decision of the panel of arbitrators shall be in writing and shall set forth in reasonable detail the basis for such decision.

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     IN WITNESS WHEREOF, the parties have executed and delivered this
Agreement as of the date above first written.

                              MICROGYN, INC.

                              By:  /s/ Sanford Fitch
                                   Name: Sanford Fitch
                                   Title: Chief Financial Officer


                              CONCEPTUS, INC.

                              By:  /s/ Kathryn Tunstall
                                   Name: Kathryn Tunstall
                                   Title: President and Chief Executive Officer


                              MEDICAL SCIENTIFIC, INC.

                              By:  /s/ Paul C. Nardella
                                   Name: Paul C. Nardella
                                   Title: President

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